EXCHANGE AGREEMENT

         THIS EXCHANGE AGREEMENT (this "Agreement") is dated as of March 31, 2000 and is by and between Universal Beverages Holdings Corporation, a Florida corporation ("UBHC") and Universal Beverages, Inc., a Florida corporation ("UBI") which is a wholly owned subsidiary of UBHC (collectively, UBHC and UBI shall be referred to as "Universal") and Altamonte Capital, LLC, a Florida limited liability company ("Note Holder").

         WHEREAS, the Note Holder advanced $300,000 to UBHC and such debt (the "Loan") is evidenced by a promissory note dated May 18, 1999 in the amount of $300,000 (the "Note") and is secured by the Note Holder's security interest in the Syfo Trademark as further described in the Security Agreement by and between Universal and the Note Holder dated May 18, 1999 (the "Security Agreement") and a guaranty (the "Guaranty") dated May 18, 1999 made by UBI on the Note in favor of the Noteholder;

         WHEREAS, in March 2000, the Note Holder filed an action to foreclose a security interest, an action on the Note, an action on a Guaranty and an action for replevin against UBHC, UBI and Capital International SBIC, LP ("Capital") in the Circuit Court of the Fifth Judicial Circuit (the "Court"), in and for Lake County, Florida, Civil Division 6, Case No. 00-382CA (the "Lawsuit");

         WHEREAS, the Note, the Security Agreement, the Guaranty, and a certain Intercreditor Agreement (the "Intercreditor Agreement") dated May 1999 between Altamonte and Capital relating to the subordination of Capital's rights to the Syfo trademark and any other documents directly or indirectly related to the transaction described herein shall be collectively referred to as the "Loan Documents";

         WHEREAS, in exchange for receiving 35,000 shares of UBHC's Series F Preferred Stock, the Note Holder has agreed (i) to forgive the $300,000 indebtedness that UBHC owes under the Note and any and all accrued interest, penalties, late charges and/or payments of any type under the Loan (collectively, all such payments shall be referred to as the Indebtedness"),
(ii) to release its security interest in the Syfo trademark, (iii) to release Universal from any and all obligations under each of the Loan Documents and (iv) to withdraw its Lawsuit;

         WHEREAS, the terms of the Series F Shares are further described in Exhibit "A" of this Agreement, which is attached hereto and incorporated herein by this reference:

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

         1.       Exchange Agreement.
                  -------------------

         1.1 In exchange for receiving 35,000 shares of UBHC's Series F Preferred Shares, the Note Holder has agreed (i) to forgive any and all Indebtedness that UBHC owes under the Note, (ii) to release its security interest under the Security Agreement in the Syfo trademark, (iii) to release Universal from any and all obligations under the Loan and each of the Loan Documents and (iv) to dismiss its Lawsuit.

         1.2 Effective as of the date of this Agreement, the Note Holder hereby agrees and acknowledges that all Indebtedness and other sums due and owing under the Note are hereby extinguished and canceled. The Note Holder also agrees that each of the Loan Documents (the Note, the Security Agreement, the Guaranty, the Intercreditor Agreement and any other documents relating directly or indirectly to the transaction described herein) are deemed to be null, void and of no further force and effect. The Note Holder expressly releases UBI from any and all obligations under the Guaranty.

         1.3 In order to evidence the cancellation of indebtedness under the Note, the Note Holder agrees that it will write "PAID IN FULL" on the original promissory note, initial such phrase and return the original promissory note to Universal. The Note Holder agrees that it will handwrite "CANCELED" on each of the original Loan Documents (the Note, the Security interest, the Guaranty, the Intercreditor Agreement and other agreements), initial such phrase and return each of the original Loan Documents to Universal. The Note Holder agrees that it will file a UCC-3 Termination Statements with the Florida Secretary of State to terminate the UCC-1 Financing Statement recorded on June 21, 1999, File No. 990000139651. The Note Holder also agrees that it will file a Voluntary Dismissal with Prejudice of its Lawsuit with the Court.

         2.       Other Agreements.
                  -----------------

         2.1 The terms of the Series F Preferred Stock (the "Shares") is described in Exhibit "A." The Series F Preferred Stock can be converted unto shares of the Company's common stock at a rate equal to 80% of the Company's market price. Within the next year by March 31, 2000, the Company agrees that it will use is best efforts to file a registration statement with the Securities and Exchange Commission ("SEC") to register the Series F Preferred Shares. The Note Holder will have the right to assign the Series F Preferred Shares to transferees, nominees or other parties, provided such transfers comply with the federal securities laws.

         2.2 The Company reaffirm that it granted the Note Holder warrants to purchase 1 million shares of the Company's common stock pursuant to warrant certificates dated March 6, 1998. The Company and the Note Holder have agreed to modify the terms and conditions of the Warrant described in the warrant certificates pursuant to the Warrant Agreement dated March 31, 2000, attached hereto as Exhibit "B" and incorporated herein by reference. One of the amendments to the Warrant Agreement is to provide that the Warrant Shares have registration rights, as further described in the Warrant Agreement.

         3. Release and Covenant Not to Sue. The Note Holder hereby releases UBHC, UBI and each and every one of their respective directors, officers, employees, representatives, legal counsel, agents, subsidiaries, or affiliates (collectively, the "Affiliates") from all claims, causes of action, damages, judgements, agreements and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, determined or undetermined, known or unknown, at law or in equity, which it has had, now has, or may hereinafter have against UBHC, UBI or their Affiliates for any matter whatsoever arising out of or relating to this Agreement, arising from the beginning of the world to the and of the world. The Note Holder further agrees never to institute or cause to be instituted any suit or any form or action or proceeding of any kind or nature against UBHC, UBI a their Affiliates by reason of or in connection with any of the actions a matters released hereinabove.

         4. Representations Warranties, and Agreements of the Note Holder. In connection with UBHC's agreement to issue Series F Shares pursuant to the terms of this Agreement, the Note Holder hereby makes the following representations, warranties and agreements and confirms the following understandings:

         4.1 Investment Purpose. The Note Holder is acquiring the Series F Shares for its own account and for investment purposes only, within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with no intention of assigning any participation or interest therein and no view to the distribution thereof.

         4.2 Unregistered Offering. The Note Holder understands that the sale of the Series F Shares is not being registered, on the basis that the issuance of the Series F Shares is exempt from registration under the Securities Act and rules and regulations promulgated thereunder, as a transaction by an issuer not involving any public offering (the "Offering") and that reliance on such exemption is predicated, in part, on the Note Holder's representations and warranties contained in this Agreement.

         4.3 Limitations on Disposition. The Note Holder understand that there are substantial restrictions on the transferability of the Series F Shares (however, the Note Holder will be permitted to assign the Series F Preferred Shares to other investors or nominees if such assignments comply with the federal securities laws); the Series F Shares will contain a restrictive legend; the investors in UBHC have no rights to require that the Series F Shares be registered under the Securities Act and there is not expected to be a market for the resale of the Series F Shares. The Note Holder represents that it can afford to hold the Series F Shares for an indefinite period of time.

         4.4 Absence of Official Evaluation. The Note Holder has had the opportunity to conduct a due diligence review of Universal and ask representatives of Universal questions about Universal's business and financial condition and the terms of this exchange offer and related restructuring with other creditors and has obtained such information as it has requested to the extent it has deemed necessary to permit it to fully to evaluate the merits and risks of his investment in UBHC. The Note Holder also represents that he has had access to all material books and records of UBHC and all material contracts and documents relating to Universal and the exchange offer.

         4.5 All Right, Interest and Title in the Loan Documents. The Note Holder represents and warrants that it has all right, title and interest in each of the Loan Documents and it has not assigned, hypothecated, sold or transferred in any way its right, title and interest in any of the Loan Documents.

         5.       Indemnification and Governing Law
                  ---------------------------------

         5.1 The Note Holder agrees to indemnify and hold harmless UBHC, UBI, and their Affiliates against and in respect of any and all loss, liability, claim, damage, deficiency, and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses whatsoever (including, but not limited to, any and all expenses whatsoever, including attorneys' fees, reasonably incurred in investigating, preparing, or defending against any litigation commenced or threatened or any claim whatsoever through all appeals) arising out of or based upon any false representation or warranty or breach or failure by the Note Holder to comply with any covenant or agreement made by him herein or in any other document furnished by its in connection with his subscription.

         5.2 This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida, without reference to the choice of law principles thereof.

         6.       General Provisions.
                  ------------------

         6.1 This Agreement and the agreements, instruments, schedules, exhibits and other writings referred to in this Agreement, constitute the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by means of a writen instrument duly executed by all of the parties hereto.

         6.2 This Agreement shall not be assignable by any party, and shall not be altered or otherwise amended except pursuant to a writing executed by all of the parties hereto. This Agreement will be binding upon, inure to the benefit and be enforceable against the parties hereto, their respective officers, directors, parents, subsidiaries, successors in interest and assigns, whether by merger, consolidation, or otherwise and upon and to the benefit of their respective present and future affiliated and subsidiary companies.

         6.3 No waiver of any breach or default hereunder shall be considered valid unless such waiver is made in writing and signed by the party giving such waiver. The granting of a waiver by a party in a particular instance shall not constitute a waiver of future conduct unless expressly specified in the written instrument granting such waiver. No waiver shall be granted or inferred based upon the conduct of the parties.

         6.4 Each party represents and warrants to the other party hereto that it has the proper authorization and legal authority to cater into this Agreement All pronouns and any vary thereof shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the context may require.

         6.5 All notices, claims, certificates, requests, demands or other communications under this Agreement shall be in writing and will be deemed to have been duty given when delivered or mailed, registered or certified mail, postage prepaid, return receipt requested, or by overnight delivery by a nationally recognized overnight mail service, as follows:

               If to the:
               Note Holder       Altamonte Capital, LLC

                                 ------------------------

                                 ------------------------

                                 ------------------------

               If to Universal:  Jonathan 0. Moore
                                 Chief Executive Officer
                                 7563 Philips Highway, Suite 110
                                 Jacksonville, Florida 32256

or to such address as the party to whom such notice is to be given has furnished to the other party writing in the manner set forth in this Section.

         6.6 If party term, condition or provision of this Agreement shall be declared invalid or enforceable, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

         6.7 The Preliminary Recitals set forth in the Preamble are hereby incorporated and made part of this Agreement. Section headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules identified in the Agreement and incorporated herein by reference are made a part hereof.

         6.8 The parties agree to execute and deliver all such further documents, agreements, and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         6.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same document. Any facsimile copy of a manually executed original shall be deemed a manually executed original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

UNIVERSAL BEVERAGES HOLDINGS
CORPORATION

/s/ [Illegible]
------------------------

UNIVERSAL. BEVERAGES, INC.

/s/ [Illegible]
------------------------

Note Holder:

ALTAMONTE CAPITAL, LLC

/s/ [Illegible]
------------------------

                                   EXHIBIT "A"

         Provisions Relating to Series F 8% Convertible Preferred Stock
         --------------------------------------------------------------

         1. Designation, Amount, Par Value, and Rank. A series of Preferred Stock shall be designated as Series F 8% Convertible Preferred Stock ( the "Series F Preferred Stock"), and the number of Shares so designated shall be 200,000. Each share of Series F Preferred Stock shall have a stated value of $10 per share and a par value of $.01 per share. The Series F Preferred Stock shall be subordinate to the Series B, Series C, Series D and Series E Preferred Stock with respect to dividend rights and shall rank prior to all lower series or classes of preferred stock with respect to dividends (such as Series G, H, I Preferred Stock) and the Company's common stock. The Series F Preferred Stock shall be in pari passu with the Series C, D, E and F Preferred Stock with respect to liquidation rights and shall be subordinated to higher classes of preferred stock with respect to liquidation rights (such as Series B). The Series F Preferred Stock shall have priority over the common stock and all lower classes of preferred stock with respect to liquidation rights (such as Series G, H, I, etc.).

         2. Dividends. Subject to the limitations described below, holders of the Series F Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends or at the option of the Board of Directors, Common Stock of the Company, at an annual rate of $.80 per share, payable quarterly in arrears on January 10, April 10, July 10 and October 10 of each year (the "Dividend Payment Date"), commencing on July 10, 2000. In the case of any accrued but unpaid dividends, the Company's Board of Directors may make these payments at any time. In the event that any Dividend Payment Date shall fall on any day other than a business day, the preferred dividends due on such Dividend Payment Date shall be paid on the business day immediately following such Dividend Payment Date.

Dividends will be cumulative from the date of original issuance of the Series F Preferred Stock and dividends will cease to accrue after the Series F Preferred Stock is converted or redeemed as described in Sections 6 and 7 of this Article
F. Dividends accrued for any period less than a full quarterly period between the date of initial issuance of a share of Series F Preferred Stock through the first Dividend Payment Date shall be computed on the basis of a 360 day year, consisting of twelve 30-day months. Accrued but unpaid dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated unpaid preferred dividends. Dividends shall be payable to holders of record as they appear on the stock transfer records of the Company on such record dates, which shall be not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors. No senior dividend stock may be issued without the approval of holders of a majority of the Series F Preferred Stock.

         The Series F Preferred Stock will have the priority as to dividends over the Common Stock and all other series or classes of the Company's stock hereafter issued which ranks junior as to dividends to the Series F Preferred Stock ("Junior Dividend Stock"), and no dividend may be made by the Company on any Junior Dividend Stock unless all accrued and unpaid dividends on Series F Preferred Stock for all periods and the current period have been paid or declared and set aside for payment.

         3. Default. The holders of at least 60% of the Company's issued and outstanding Series F Preferred Stock may declare an event of default ("Event of Default") if the Company fails to make payments of dividends for three fiscal quarters. Prior to having the Event of Default be effective, the holders of at least 60% of the Company's issued and outstanding Series F Preferred Stock must
(1) approve in writing a resolution to declare the Series F Preferred Stock in default and (2) must send the Company written notice ("Notice of Default") of their intent to declare the Series F Preferred Stock in Default. The Notice of Default shall specify the date on which the Event of Default shall be deemed to be effective; provided that an Event of Default will not be effective until at least sixty (60) days after the date on which the Company receives the Notice of Default. Once all the conditions for the Event of Default have occurred, the holders of the Company's Series F Preferred Stock will have certain voting rights described in Section 5 of this Article F.

         4. Liquidation Rights. In case of voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series F Preferred Stock will be entitled to receive a liquidation price equal to the $10 per share for the period during which the voluntary or involuntary liquidation, dissolution or winding up of the Company occurred, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Series F Preferred Stock. However, the holders of the shares of the Series F Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of the Company's stock which ranks senior as to liquidation rights of the Series F Preferred Stock ("Senior Liquidation Stock") has been paid in full. If upon liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series C, Series D, Series E and Series F shares and any other shares ranking as to such distribution on a parity with the Series F Preferred Shares are not paid in full, the holders of the Series C, D, E and F shall share ratably in such distribution of assets in proportion to their full respective preferential amounts to which they are entitled. No such Senior Liquidation Stock may be issued without approval of the holders of a majority of the shares of Series F Preferred Stock. Neither a consolidation nor merger of the Company with another corporation nor a sales or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

         5. Voting Rights. Except as indicated below or otherwise required by law, holders of Series F Preferred Shares will have no voting rights.

         In the event that the holders of 60% of the issued and outstanding shares of the Company's Series F Preferred Stock elect and declare an event of default as described in Section 3 of this Article F, each holder of Series F Preferred Stock may vote, along with holders of the Company's Common Stock and any other equity securities which have voting rights, in the election of the Company's Board of Directors. With respect to the election of directors, each share of Series F Preferred Share shall have 10 votes per share. Except for the foregoing voting rights for directors in the Event of Default and as required by Florida law, the Series F Preferred Stock will not have voting rights on any other corporate matters.

         6. Conversion Rights. At any time after issuance, each holder of Series F Preferred Stock shall have the right to convert its shares of Series F Preferred Stock into shares of the Company's common stock. For purposes of determining the Conversion Rate, each share of Series F Preferred Stock shall be deemed to have a value equal to $10 per share. The Conversion Price shall equal the average "bid" and "ask" price of the Company's common stock during the preceding thirty (30) day period discounted by a factor of twenty percent (20%). For example, if the Company's common stock is trading at a price of $4 per share during the preceding thirty (30) day period, the Conversion Price would be $3.20 per share. Accordingly if the Conversion Price is $3.20 per share, one share of the Company's Series F Preferred Stock can be converted into 3.125 shares of the Company's common stock.

         To exercise its voluntary conversion rights, the holder shall give written notice (the "Conversion Notice") to the Company at the Company's offices stating the number of shares that it wishes to convert into common stock and the date that he wishes to use as the starting point for the calculation of the "bid" and "ask " price calculated during the preceding thirty day period. The date specified as the starting date shall not be more than 10 days from the date of the Conversion Notice. The conversion shall be deemed to have occurred on the date the Company receives a notice of election from the holder (the "Conversion Date"), so that the rights of the holder shall be treated for all purposes as having become the record holder of shares of common stock on the conversion date. Any accrued but unpaid dividends outstanding on the Conversion Date shall be paid, at the option of the Company, to the Holder in cash or shares of the Company's common stock.

         In the case of any consolidation or merger of the Company with any other corporation (other than a wholly owned subsidiary), or in the case of a sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provisions so that the holder of each share of Series F Preferred Stock then outstanding will have the right thereafter to convert such shares of Series F Preferred Stock into the kind and amount of shares of stock and other securities and property receivable by the common stockholder upon such consolidation, merger, sale, transfer or share exchange. If the holders of a majority of the Series F Preferred Stock do not consent to such conversion, the Company will be required to redeem ( per Redemption in Section 7 of this Article F below) such shares so held before and such merger, consolidation or share exchange occurs. In connection with the forgoing adjustments, no fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then applicable market value as defined below of the Common Stock will be paid.

         The holder of record of a share of Series F Preferred Stock on a record date with respect to the payment of a dividend on the Series F Preferred Stock shall be entitled to receive such dividends on such share of Series F Preferred Stock on the corresponding Dividend Payment

Date, notwithstanding the conversion thereof after such record date or default by the Company in the payment of the dividend payable on such Dividend Payment Date. However, shares of Series F Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the Series F Preferred Stock to the opening of business on the corresponding Dividend Payment Date (except a share of Series F Preferred Stock called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such due date. Holders of record of shares of Series F Preferred Stock on a record date with respect to the payment of a dividend on the Series F Preferred Stock who convert such shares on or after the corresponding Dividend Payment Date will receive the dividend payable by the Company on such date and need not include payment in the amount of such dividend upon surrender of such shares for conversion.

         7. Redemption. At any time after issuance, the Series F Preferred Stock shall be redeemable, at the option of the Board of Directors of the Company, in whole on in part, upon giving the Series F Preferred Stockholders 30 days written notice of its intention to redeem the Series F Preferred Stock. The redemption price shall be $10.00 per share, plus an amount equal to all unpaid accumulated dividends thereon. The redemption notice shall (1) identify the Series F Preferred Stock or portions thereof to be redeemed, (2) list the date on which the redemption will be effective (the "Redemption Date") and (3) describe the redemption procedures. During the period after the redemption notice but prior to the redemption date, the holders of Series F Preferred Shares shall have the right to convert the Series F Preferred Shares into Common Stock of the Company at the Conversion Price described in Section 6 of this Article F.

         Unless provided otherwise in the notice of redemption, the Company shall send the holder's payment for the shares of Series F Preferred Stock to be redeemed on the Redemption Date. On the Redemption Date, the shares of Series F Preferred Stock redeemed by the Company shall be deemed to be canceled and extinguished as a result of the redemption payment and the cancellation of such shares will be noted in the Company's stock transfer records. The holders of redeemed Series F Preferred Stock may return their shares of Series F Preferred Stock to the Company for cancellation; however, such cancellation will be automatic as of the Redemption Date. All Series F Preferred Stock so redeemed shall be canceled and retired in such manner as may be prescribed by law and no Series F Preferred Stock so redeemed shall be reissued.

         8. Adjustment to Conversion Ratio and Redemption Price. If the Company
(1) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares (pursuant to a forward stock split) or (2) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares (pursuant to a reverse stock split), the Conversion Ratio, Redemption Price and dividend payments shall be adjusted proportionately.

         9. Other Provisions. The shares of Series F Preferred Stock, when issued, will be duly and validly issued, fully paid and non-assessable. The holders of the shares of Series F Preferred Stock will have no preemptive rights with respect to any shares of capital stock or the Company or any other securities or the Company convertible into carrying rights or options to purchase any such shares.

         10. No Liens or Encumbrances and No Adverse Changes. The Company is further prohibited from encumbering the underlying assets of the Company, other than cash, accounts receivable, and inventories, for the purposes of pledging, securing or otherwise encumbering these assets for any reason including further borrowing or other purposes without the unanimous approval of the Board of Directors of the Company including the directors so appointed by the majority of the Series F Preferred Shares.

         So long as any shares of Series F Preferred Stock are outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series F Preferred Stock, voting a class: (i) create, authorize or issue any shares of any other class of Senior Dividend Stock or Senior Liquidation Stock or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the Company's Articles of Incorporation, if amendment, alteration or repeal materially and adversely affects, the powers, preferences or special rights of the Series F Preferred Stock. However, any increase in or the creation and issuance of any other capital stock of the Company junior to the Series F Preferred Stock will not be deemed to materially and adversely affect such powers, preferences or special rights. In addition, holders of Series F Preferred Stock will not have voting rights with respect to any merger or consolidation involving the amendment, alteration or repeal of the Articles of Incorporation, if such amendment, alteration or repeal does not materially and adversely affect such powers, preferences or special rights.